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                                                                     EXHIBIT 4.7

          Certificate of Amendment of the Certificate of Incorporation

                                       of

                  CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.

                Under Section 805 of the Business Corporation Law

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                  It is hereby certified that:

                  First:   The name of the corporation (the "Corporation") is
CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.

                  Second: The Certificate of Incorporation of the Corporation was filed by the Department of State on March 30, 1984. The Corporation was formed under the name Chromatics International, Inc.

                  Third:   The Certificate of Incorporation of the Corporation,
as heretofore amended, is hereby further amended to fix the relative rights, preferences and limitations with respect to the Series 5 Preferred Stock of the Corporation.

                  Fourth:  To accomplish the foregoing,

                  Article FOURTH of the Certificate of Incorporation of the Corporation is amended to add a new Section 6 thereof to read in full as follows:

"6.      Class B Series 5 Preferred Stock:

                  (1) The Corporation has authorized the creation of a series of Class B Preferred Stock to be designated "Class B Series 5 Convertible Preferred Stock" (the "Series 5 Preferred Stock").

                  (2) The number of shares constituting the Series 5 Preferred Stock shall be fixed at 80,000. The Series 5 Preferred Stock shall have no par value.

                  (3) The shares of Series 5 Preferred Stock shall, with respect to the distribution of assets on liquidation, dissolution or winding up of the Corporation, rank senior and prior to all classes or series of capital stock of the Corporation, whether now or hereafter issued.

                  (4) Dividends shall accrue on the Series 5 Preferred Stock beginning on April 15, 2002 at a rate of 8% per annum. Such dividends shall be payable from legally available funds on the last business day of each calendar year quarter (each, a "Dividend Payment Due

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Date") and shall be cumulative whether or not declared. In the event that any dividend is not paid in full on any Dividend Payment Due Date, dividends shall thereafter accrue and be payable at a rate of 11% per annum until all accrued dividends are paid in full.

                  (5) The holders of shares of Series 5 Preferred Stock shall not be entitled to any voting rights other than those provided by law. However, so long as any shares of Series 5 Preferred Stock are outstanding, the Corporation shall not and shall cause its subsidiaries not to, without the affirmative vote of the holders of a majority of the shares of the Series 5 Preferred Stock then outstanding, (a) alter or change adversely the absolute or relative powers, preferences or rights given to the Series 5 Preferred Stock,
(b) alter or amend this Certificate of Amendment, (c) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation or otherwise senior to the Series 5 Preferred Stock, (d) amend its Certificate of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders of Series 5 Preferred Stock, (e) increase the authorized number of shares of Series 5 Preferred Stock or (f) enter into any agreement with respect to the foregoing.

                  (6) The Series 5 Preferred Stock shall not be subject to mandatory redemption by the Corporation.

                  (7)      (a)      Subject to the provision for adjustment set
forth below, each share of the Series 5 Preferred Stock shall be convertible at the option of the holder thereof at any time after the date hereof into a number of shares of Common Stock equal to the then effective Conversion Ratio (as hereinafter defined). As used herein, "Conversion Ratio," determined as of any date, shall equal the number of shares of Common Stock into which one share of Series 5 Preferred Stock is convertible pursuant to this Section 7, which shall be determined by dividing $100.00 by the then effective Conversion Price (as defined below). The "Conversion Price" shall be $4.68 per share of Common Stock. The Conversion Ratio shall be subject to adjustment as provided in Section 7(d).

                  (b) The Corporation shall at all times reserve and keep available for issuance upon the conversion of Series 5 Preferred Stock, free from any preemptive rights or any other actual contingent purchase rights of persons other than the holders of Series 5 Preferred Stock, such number of shares of its authorized but unissued shares of Common Stock as will from time to time be necessary to permit the conversion of all outstanding shares of Series 5 Preferred Stock, together with all accrued but unpaid dividends thereon, into shares of Common Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series 5 Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, fully paid, nonassessable and freely tradeable.

                  (c) Conversion of Series 5 Preferred Stock may be effected by any holder thereof upon the surrender to the Corporation at the offices of the Corporation of certificates representing Series 5 Preferred Stock to be converted, accompanied by a written notice stating that such holder elects to convert all or a specified portion of such Series 5 Preferred Stock in accordance with the provisions of this Section 7 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The

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Corporation shall pay the issue and transfer taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series 5 Preferred Stock pursuant hereto. As promptly as practicable, and in any event within three business days after the surrender of such certificates representing Series 5 Preferred Stock and the receipt of such notice relating thereto, the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of Series 5 Preferred Stock being converted shall be entitled and (ii) if less than all of the shares represented by the surrendered certificates are being converted, a new certificate representing the number of shares of Series 5 Preferred Stock which remains outstanding upon such partial conversion. Such conversion shall be deemed to have been made at the close of business on the date of giving such notice so that the rights of the holder thereof as to Series 5 Preferred Stock being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the persons entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

                  (d)      (i)      In the event of any change in the number of
issued and outstanding shares of capital stock of the Corporation by reason of any stock split, stock dividend, subdivision, merger, consolidation, recapitalization, combination, conversion or exchange of shares, or any other change in the corporate or capital structure of the Corporation which would have the effect of diluting or otherwise adversely affecting the rights and privileges of the holders of Series 5 Preferred Stock under this Section 7, the Conversion Ratio and Conversion Price in effect on the effective date thereof shall be adjusted so that the holder of any shares of Series 5 Preferred Stock shall be entitled to receive the number and type of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series 5 Preferred Stock been converted into Common Stock immediately prior to the happening of such event or the record date therefor. An adjustment made pursuant to this Section 7(d) shall become effective (x) in the case of any such dividend or distribution to holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, merger, consolidation, recapitalization, combination, conversion or exchange, at the close of business on the day upon which such corporate action becomes effective.

                  (ii) If the Corporation shall set a record date for the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution and shall thereafter, and before such dividend or distribution is paid or delivered to stockholders entitled thereto, legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Ratio or the Conversion Price then in effect shall be made by reason of the taking of such record, and any such adjustment previously made as a result of the taking of such record shall be reversed.

                  (d)      (i)      Unless sooner converted in accordance with
the provisions of this Section 7 the outstanding shares of Series 5 Preferred Stock shall be subject to involuntary conversion at the option of the Corporation, at its sole discretion, at any time, for shares of the Corporation's Common Stock at the Conversion Ratio. The Corporation may effectuate such

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involuntary conversion on such date (the "Involuntary Conversion Date") provided that the following conditions have been met:

         (A) the average closing bid price of the Common Stock for any period of at least ten (10) consecutive trading days exceeds $10.29 per share; and

         (B) all of the shares of Common Stock into which the Series 5 Preferred Stock is being converted have been registered under the Securities Act of 1933, as amended, and such registration has been declared effective by the Securities and Exchange Commission, and is effective on such date; and

         (C) the Corporation has a sufficient number of authorized shares of Common Stock reserved for issuance upon full conversion of the Series 5 Preferred Stock.

                  (ii) Notice of involuntary conversion of outstanding shares of Series 5 Preferred Stock shall be sent by or on behalf of the Corporation, postage prepaid, to the holders of record of outstanding shares of Series 5 Preferred Stock not less than ten (10) and not more than twenty (20) days prior to the Involuntary Conversion Date.

                  (iii)    Notice having been so given as provided in clause
(ii) above, from and after the Involuntary Conversion Date, unless default shall be made by the Corporation on the Involuntary Conversion Date in issuing the Common Stock issuable upon conversion of the Series 5 Preferred Stock pursuant to the Conversion Ratio, all rights of the holders of the shares of Series 5 Preferred Stock surrendered for conversion, except the right to receive the Common Stock in respect of such shares, shall cease and terminate. The involuntary conversion of the shares of Series 5 Preferred Stock for the Common Stock upon the Involuntary Conversion Date shall take place at the principal place of business of the Corporation. On the Involuntary Conversion Date, the Corporation shall tender such Common Stock against receipt of the certificate or certificates representing the shares of Series 5 Preferred Stock being converted.

                  (8) Upon any adjustment of the Conversion Price and the Conversion Ratio then in effect pursuant to the provisions of Section 7, then, and in each such case, the Corporation shall promptly deliver to each of the holders of Series 5 Preferred Stock a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation setting forth in reasonable detail the event requiring the adjustment, the method by which such adjustment was calculated and the Conversion Price and Conversion Ratio then in effect following such adjustment. Where appropriate, such notice to the holders of Series 5 Preferred Stock may be given in advance.



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                  Fifth:   The foregoing Amendment of the Certificate of
Incorporation of the Corporation was authorized by unanimous consent of the Board of Directors of the Corporation.


Signed on November 1, 2000




                                             -----------------------------------
                                             Darby S. Macfarlane
                                             Chairperson of the Board







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